This is How You Explain Crypto to Your Clients Summary: Whether your clients are looking to invest, transact, or simply learn, it's crucial they have a grasp of the basics—brought to you here using language and concepts they will quickly understand. Please note that VanEck has exposure to Bitcoin. From the gold standard to paper money and now to digital assets, the means by which we transact and invest is constantly changing. Among the latest additions to the financial landscape are cryptocurrencies. While they may have seemed like a futuristic idea just a few years ago, cryptocurrencies are quickly becoming a mainstay in the world of investing. For many, they represent a fresh and potentially lucrative opportunity. However, with new opportunities come new questions and challenges. Where does one start? What are the basics? As a financial advisor, this is your guide to help your clients answer these questions and navigate uncharted waters, providing them with the necessary knowledge and resources. What is Blockchain? Imagine a book. Every page of this book records a list of transactions, like a ledger. Now, imagine that thousands of people have this exact book and are always updating it simultaneously. Whenever someone wants to add a new page (or block of transactions), everyone with a copy of the book has to agree that the new page is correct. Once they agree, this new page is added to the book, and everyone updates their copies. This entire book is called a "blockchain," and it's like a shared digital ledger. The power of blockchain lies in its transparency and security. Because so many people have copies and they always verify new pages together, it's incredibly difficult for someone to cheat or make false entries. What are Cryptocurrencies? Cryptocurrencies are like digital gold coins. However, instead of being made of metal, they exist on the blockchain. Blockchain ensures the integrity and transparency of cryptocurrency transactions. Every time someone sends or receives a cryptocurrency, Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 January 11, 2024

that transaction is recorded on a block. Once enough transactions are recorded on a block, it's added to a chain of previous blocks—hence the term "blockchain." The decentralization of this ledger—meaning it's simultaneously maintained by numerous participants globally—ensures its security. If someone tries to alter transaction data on one block, it would conflict with the information held by others, causing the alteration to be rejected. This feature is what allows cryptocurrencies to operate without a central authority and makes them resistant to fraud. Bitcoin: The Pioneer Bitcoin, the first and most well-known cryptocurrency, operates on its own blockchain. People can send or receive Bitcoins (much like money) to make purchases or as an investment. Bitcoin, introduced in 2009, was the first cryptocurrency and remains the most widely recognized. Think of it as the "gold standard" of crypto. Many investors view it as a store of value, like gold or silver, but in a digital form. Its decentralized nature – meaning it's not controlled by any government or central bank – has made it especially attractive to a broad audience. Ethereum and Smart Contracts While Bitcoin introduced the world to blockchain and cryptocurrencies, Ethereum brought in a revolutionary concept: smart contracts. Let’s think of a traditional contract, like an agreement to buy a car. Usually, you'd involve third parties like banks or lawyers to ensure everyone keeps their promises. Now, imagine a digital contract that automatically does what it's supposed to when certain conditions are met, without needing a middleman. That's a smart contract! Ethereum is a platform that allows these smart contracts to operate. It has its own cryptocurrency called Ether, which powers these contracts and ensures they run smoothly. Applications of Cryptocurrencies and Blockchain Technology in Everyday Life The world of cryptocurrencies can seem complex, but at its core, it’s about using technology to enhance trust and simplify transactions. With these expanded use cases, the potential and versatility of blockchain and cryptocurrencies become more evident. They're not just tech buzzwords; they're tools with the potential to revolutionize industries and daily life. The concept of blockchain as a shared digital ledger has opened up a plethora of opportunities:

• Supply Chain Management: Companies can track products from their origin to the store shelves. This transparency ensures the authenticity of products and reduces the chances of fraud. • Voting Systems: Elections can be conducted on blockchains to prevent vote tampering, ensuring transparency and integrity in the voting process. • Health Records: Patients' health data can be securely stored on blockchains, giving medical professionals quick access when needed and ensuring data privacy. • Real Estate: Property deeds and ownership transfers can be recorded on a blockchain, making processes more efficient and reducing fraud. The advantage of blockchain is its decentralized nature. When information is stored across multiple nodes, it becomes tamper-resistant. Any malicious activity or inconsistency can be quickly detected and corrected. Ethereum expands the scope of blockchain through its smart contracts: • Decentralized Apps (DApps): Developers can build applications on Ethereum that inherit the security and decentralized features of its blockchain. • Decentralized Autonomous Organizations (DAOs): These are like digital companies or organizations where decisions are made based on predefined rules in smart contracts, without centralized control. • Digital Identity: Individuals can have a digital identity on the Ethereum blockchain, ensuring personal data is secure and giving control back to the user. • Licensing and Royalties: Artists and creators can use Ethereum to ensure they get paid their dues every time their work is used or sold. Bitcoin's decentralized nature has made it attractive for several use cases: • Store of Value: Many view Bitcoin as digital gold, holding onto it in hopes its value increases over time. • Decentralized Finance (DeFi): Bitcoin can be used in lending platforms, interest- bearing accounts, and other financial services without the need for traditional banks. • Peer-to-peer Transactions: People can transact directly without the need for intermediaries, leading to quicker and sometimes cheaper transactions. How Can Someone Invest in Bitcoin? For investors keen on joining the Bitcoin wave, several pathways exist. Investors can directly purchase Bitcoin through cryptocurrency exchanges using fiat money, keeping their digital assets in secure wallets. Those wary of direct ownership might opt for

Bitcoin futures, trading on traditional futures exchanges, to gain exposure to the cryptocurrency's price movements. As Bitcoin adoption has grown, so has investor demand for access via a more traditional wrapper, such as an ETF. Today, investors can access Bitcoin through ETFs like VanEck Bitcoin Trust (HODL) and Bitcoin futures through ETFs like the VanEck Bitcoin Strategy ETF (XBTF). Investors interested in Bitcoin can also consider investing in digital asset companies that support the cryptocurrency ecosystem. Digital asset companies are distinctly different than digital assets themselves. The publicly-traded opportunity set of companies operating within the digital asset segment has grown considerably in recent years, boosted by widespread adoption of digital assets across an array of use cases. The VanEck Digital Transformation ETF (DAPP) offers exposure to the largest and most liquid companies in the digital assets segment. Bitcoin Education Resources VanEck is continuing to play a role in educating investors about Bitcoin and how to participate in the Bitcoin investment story. For more resources, visit our Bitcoin education center and catch up on the latest digital assets insights and market analysis from our investment team. To receive more Digital Assets insights, sign up in our subscription center. IMPORTANT DISCLOSURES Definitions Bitcoin (BTC) is a decentralized digital currency, without a central bank or single administrator, that can be sent from user to user on the peer-to-peer bitcoin network without the need for intermediaries. Ethereum is a decentralized, open–source blockchain with smart contract functionality. Ether is the native cryptocurrency of the platform. Amongst cryptocurrencies, Ether is second only to Bitcoin in market capitalization. Risk Considerations This is not an offer to buy or sell, or a recommendation to buy or sell any of the securities, financial instruments or digital assets mentioned herein. The information presented does not involve the rendering of personalized investment, financial, legal, tax advice, or any call to action. Certain statements contained herein may constitute projections, forecasts and other forward-looking statements, which do not reflect actual results, are for illustrative purposes only, are valid as of the date of this communication, and are subject to change without notice. Actual future performance of any assets or industries mentioned are unknown. Information provided by third party sources are believed to be reliable and have not been independently verified for accuracy or completeness and cannot be guaranteed. VanEck does not guarantee the accuracy of third party data. The information herein represents the opinion of the author(s), but not necessarily those of VanEck or its other employees. VanEck Bitcoin Trust (“HODL”) The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the VanEck Bitcoin Trust's (the "Trust") investment objectives, risks, charges and expenses. Investing involves risk, and you could lose money on an investment in the Trust. The value of Bitcoin and, therefore, the value of the Trust’s Shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. The Trust's investment objective is to reflect the performance of the price of Bitcoin less the expenses of the Trust's operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin. The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Because shares of the Trust are intended to reflect the price of the Bitcoin held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting Bitcoin prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns. Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the Bitcoin held by the Trust (less its expenses), and fluctuations in the price of Bitcoin could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the Bitcoin represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of Bitcoin represented by each Share will decline over time. This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction. The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly-owned subsidiaries of Van Eck Associates Corporation. © Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017 VanEck Bitcoin Strategy ETF (“XBTF”) Disclosures The value of Bitcoin and the Fund’s Bitcoin Futures holdings, could decline rapidly, including to zero. You should be prepared to lose your entire investment. The Fund does not invest in bitcoin or other digital assets directly.

The further development and acceptance of the Bitcoin network, which is part of a new and rapidly changing industry, is subject to a variety of factors that are difficult to evaluate, the slowing, stopping or reversing of the development or acceptance of the Bitcoin network may adversely affect the price of bitcoin and therefore cause the Fund to suffer losses, regulatory changes or actions may alter the nature of an investment in bitcoin or restrict the use of bitcoin or the operations of the Bitcoin network or venues on which bitcoin trades in a manner that adversely affects the price of bitcoin and, therefore, the Fund’s Bitcoin Futures. Bitcoin generally operates without central authority (such as a bank) and is not backed by any government, Bitcoin is not legal tender and federal, state and/or foreign governments may restrict the use and exchange of Bitcoin, and regulation in the United States is still developing. Futures Contract Risk. The use of futures contracts involves risks that are in addition to, and potentially greater than, the risks of investing directly in securities and other more traditional assets. The market for Bitcoin Futures may be less developed, and potentially less liquid and more volatile, than more established futures markets. Bitcoin Futures are subject to collateral requirements and daily limits that may limit the Fund’s ability to achieve its target exposure. Margin requirements for Bitcoin Futures traded on the Chicago Mercantile Exchange (“CME”) may be substantially higher than margin requirements for many other types of futures contracts. Futures contracts exhibit “futures basis,”” which refers to the difference between the current market value of the underlying bitcoin (the “spot” price) and the price of the cash-settled futures contracts. This risk may be adversely affected by “negative roll yields” in “contango” markets. The Fund will “roll” out of one futures contract as the expiration date approaches and into another futures contract on bitcoin with a later expiration date. The “rolling” feature creates the potential for a significant negative effect on the Fund’s performance that is independent of the performance of the spot prices of the bitcoin. A market where futures prices are generally greater than spot prices is referred to as a “contango” market. Therefore, if the futures market for a given commodity is in contango, then the value of a futures contract on that commodity would tend to decline over time (assuming the spot price remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. Extended period of contango may cause significant and sustained losses. An investment in XBTF may be subject to risks which include, but are not limited to, risks related to market and volatility, bitcoin and bitcoin futures investment, bitcoin futures contract, bitcoin futures derivatives, counterparty, investment capacity, target exposure and rebalancing, borrowing and leverage, indirect investment, bitcoin futures credit, interest rate, illiquidity, investing in other funds, active management, non- diversified, operational, high portfolio turnover, regulatory, repurchase agreements, corporation tax, cash transactions and taxation, authorized participant concentration, no guarantee of active trading market, trading issues, fund shares trading, premium/discount and liquidity of fund shares, U.S. government securities, debt securities, municipal securities, money market funds, securitized/asset-backed securities, and sovereign bond risks, all of which could significantly and adversely affect the value of an investment in the Fund. Unlike traditional mutual funds that are structured as regulated investment companies for U.S. federal income tax purposes, XBTF has not elected and has no current intention to elect to be treated as a regulated investment company under the Code because the extent of our direct investments in Bitcoin Futures would generally prevent XBTF from meeting the qualification requirements under the Code for regulated investment companies. VanEck Digital Transformation ETF (“DAPP”) Disclosures DAPP will not invest in digital assets (including cryptocurrencies) (i) directly or (ii) indirectly through the use of digital asset derivatives. The Fund also will not invest in initial coin offerings. Therefore the Fund is not expected to track the price movement of any digital asset.

Investors in DAPP should be willing to accept a high degree of volatility in the price of the Fund’s Shares and the possibility of significant losses. An investment in the Fund involves a substantial degree of risk. An investment in the Fund is not a deposit with a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Therefore, you should consider carefully various risks before investing in the Fund, each of which could significantly and adversely affect the value of an investment in the Fund. An investment in the DAPP may be subject to risks which include, among others, risks related to investing in digital transformation companies, special risk considerations of investing in European issuers, equity securities, small- and medium-capitalization companies, information technology sector, financials sector, foreign securities, emerging market issuers, market, operational, index tracking, authorized participant concentration, no guarantee of active trading market, trading issues, passive management, fund shares trading, premium/discount and liquidity of fund shares, non-diversified and industry concentration risks, all of which may adversely affect the Fund. Emerging market issuers and foreign securities may be subject to securities markets, political and economic, investment and repatriation restrictions, different rules and regulations, less publicly available financial information, foreign currency and exchange rates, operational and settlement, and corporate and securities laws risks. Small- and medium-capitalization companies may be subject to elevated risks. The technology relating to digital assets, including blockchain, is new and developing and the risks associated with digital assets may not fully emerge until the technology is widely used. Digital asset technologies are used by companies to optimize their business practices, whether by using the technology within their business or operating business lines involved in the operation of the technology. The cryptographic keys necessary to transact a digital asset may be subject to theft, loss, or destruction, which could adversely affect a company’s business or operations if it were dependent on the digital asset. There may be risks posed by the lack of regulation for digital assets and any future regulatory developments could affect the viability and expansion of the use of digital assets. Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a Fund carefully before investing. To obtain a prospectus and summary prospectus, which contain this and other information, call 800.826.2333 or visit vaneck.com. Please read the prospectus and summary prospectus carefully before investing. © Van Eck Securities Corporation, Distributor, a wholly owned subsidiary of Van Eck Associates Corporation. Phone: 800.826.2333 Email: info@vaneck.com VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.